Registration No. 333-_____

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                        Indiana Michigan Power Company
            (Exact name of registrant as specified in its charter)

Indiana                                                               35-0410455
(State or other jurisdiction                                     (I.R.S.Employer
of incorporation or organization)                            Identification No.)


One Summit Square
Fort Wayne, Indiana                                                        46801
(Address of principal executive offices)                              (Zip Code)

       Registrant's telephone number, including area code: (219) 425-2111

                          ARMANDO A. PENA, Treasurer
       JEFFREY D. CROSS, Senior Vice President and Deputy General Counsel
                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                               1 Riverside Plaza
                             Columbus, Ohio 43215
                                (614) 223-1580
                (Name, address and telephone number, including
                       area code, of agent for service)

         It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Simpson Thacher & Bartlett                           Dewey Ballantine LLP
425 Lexington Avenue                                 1301 Avenue of the Americas
New York, NY 10017-3909                              New York, NY 10019-6092
Attention:  James M. Cotter                          Attention: E. N. Ellis, IV

                               -------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.
                               -------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
================================================================================
    Title of                         Proposed
   Each Class                        Maximum       Proposed
       of                            Offering       Maximum
   Securities          Amount         Price        Aggregate        Amount of
      to be            to be        Per Unit*      Offering     Registration Fee
   Registered        Registered                     Price*
--------------------------------------------------------------------------------
    Unsecured
      Notes         $550,000,000       100%      $550,000,000       $137,500
================================================================================

*Estimated solely for purpose of calculating the registration fee.



      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


       -------------------------------------------------------------------
      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 10, 2001

                                   PROSPECTUS

                         INDIANA MICHIGAN POWER COMPANY
                                One SUMMIT SQUARE
                            FORT WAYNE, INDIANA 46801
                                  (219)425-2111

                                  $550,000,000
                                 UNSECURED NOTES

                                  TERMS OF SALE

     The following terms may apply to the notes that we may sell at one or more times. A pricing supplement will include the final terms for each note. If we decide to list upon issuance any note or notes on a securities exchange, a pricing supplement will identify the exchange and state when we expect trading could begin.

      - Mature 9 months to 50 years

      - Fixed or floating interest rate

      - Remarketing features

      - Certificate or book-entry form

      - Subject to redemption

      - Not convertible, amortized or subject to a sinking fund

      - Interest paid on fixed rate notes quarterly or semi-annually

      - Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually

      - Issued in multiples of a minimum denomination

The notes have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is April 10, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement we filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

     - Annual Report on Form 10-K for the year ended December 31, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Mr. G. C. Dean
       American Electric Power Service Corporation
       1 Riverside Plaza
       Columbus, Ohio 43215
       614-223-1000

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

      We generate, sell, purchase, transmit and distribute electric power. We serve approximately 565,000 retail customers in northern and eastern Indiana and a portion of southwestern Michigan. We also sell and transmit power at wholesale to other electric utilities, municipalities, electric cooperatives and power marketers engaged in the wholesale power market. Our principal executive offices are located at One Summit Square, Fort Wayne, Indiana 46801 (telephone number 219-425-2111). We are a subsidiary of American Electric Power Company, Inc., a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-223-1000).

                             PROSPECTUS SUPPLEMENTS

      We may provide information to you about the notes in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your notes, (b) the accompanying prospectus supplement provides more specific terms of your notes, and (c) if not included in the accompanying a prospectus supplement, pricing supplement will provide the final terms of your notes. It is important for you to consider the information contained in this prospectus, the prospectus supplement and any pricing supplement in making your investment decision.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

     Twelve Months
     Period Ended             Ratio
     -------------            -----
     December 31, 1996        2.62

     December 31, 1997        2.55

     December 31, 1998        1.98

     December 31, 1999        1.27

     December 31, 2000        0.34

      For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

                                 USE OF PROCEEDS

      Unless otherwise stated in a prospectus supplement, the net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business. These purposes include redeeming or repurchasing outstanding debt or preferred stock and replenishing working capital. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. We estimate that our construction costs in 2001 will approximate $127,852,000. At April 6, 2001, our outstanding short-term debt was $265,161,000.

                            DESCRIPTION OF THE NOTES

General

      We will issue the notes under an Indenture dated October 1, 1998 (as previously supplemented and amended) between us and the Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee's offices at 101 Barclay Street, New York, New York.

      The Indenture does not limit the amount of notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of notes may differ as to their terms. The Indenture also gives us the ability to reopen a previous issue of a series of notes and issue additional notes of such series.

      The notes are unsecured and will rank equally with all our unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our first mortgage bonds issued under and secured by an Indenture of Mortgage and Deed of Trust, dated as of June 1, 1939, as previously supplemented and amended, between us and The Bank of New York, formerly Irving Trust Company, as trustee. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

      The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the notes will not be subject to any conversion, amortization, or sinking fund. We expect that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

      In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

      The following terms may apply to each note as specified in the applicable pricing or prospectus supplement and the note.

Redemptions

      If we issue redeemable notes, we may redeem such notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair. Remarketed Notes

      If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provisions.

Book-Entry Notes - Registration, Transfer, and Payment of Interest and Principal

      Unless otherwise stated in a prospectus supplement, book-entry notes of a series will be issued in the form of a global note that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue note certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a note certificate, a global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

      Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

      DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange note certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

      A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

      We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

      It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global notes and voting by participants, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

      According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participant and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

     DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

      If we issue note certificates, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

Interest Rate

      The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

      If we issue a note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

      Fixed Rate Notes

      A pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a note. We will pay interest monthly, quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.


      Floating Rate Notes

      Each floating rate note will have an interest rate formula. The applicable pricing supplement will state the initial interest rate or interest rate formula on each note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

      "Event of Default" means any of the following:

       - failure to pay for three business days the principal of (or premium, if any, on) any note of a series when due and payable; - failure to pay for 30 days any interest on any note of any series when due and payable;

       - failure to perform any other requirements in such notes, or in the Indenture in regard to such notes, for 90 days after notice;

       - certain events of bankruptcy or insolvency; or

       - any other event of default specified in a series of notes.

      An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected may require us to repay the entire principal of the notes of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

      The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

      Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Modification of Indenture

      Under the Indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change affecting the rights of the holders of any series of notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

Consolidation, Merger or Sale

      We may merge or consolidate with any corporation or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the notes.

Legal Defeasance

      We will be discharged from our obligations on the notes of any series at any time if:

      - we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series, and

      - we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

      If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.
Covenant Defeasance

      We will be discharged from our obligations under any restrictive covenant applicable to the notes of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

      The Indenture and notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

      We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

                              PLAN OF DISTRIBUTION

      We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

      Notes may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

      Unless the prospectus supplement or any pricing supplement states otherwise, the notes will be sold to the public at 100% of their principal amount. Agents will receive commissions from .125% to .750% of the principal amount per note depending on the maturity of the note they sell.

      The Agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

By Underwriters

      If underwriters are used in the sale, the underwriters will acquire the notes for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions.
The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

      We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

      Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

      Our counsel, Simpson Thacher & Bartlett, New York, NY, and one of our lawyers will each issue an opinion about the legality of the notes for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

                                     EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


               Table of Contents

WHERE YOU CAN FIND MORE
    INFORMATION ................... 2
THE COMPANY........................ 2
PROSPECTUS SUPPLEMENTS............. 2
RATIO OF EARNINGS TO
   FIXED CHARGES................... 3
USE OF PROCEEDS ................... 3
DESCRIPTION OF THE NOTES .......... 3           $550,000,000  UNSECURED NOTES
   General  ....................... 3
   Redemptions .................... 4
      Remarketed Notes............. 4
   Book-Entry Notes - Registration,
        Transfer, and  Payment of
        Interest and  Principal ... 4                   PROSPECTUS
   Note Certificates- Registration,
        Transfer, and  Payment of
        Interest and Principal .... 5
   Interest Rate .................. 5
      Fixed Rate Notes ............ 6
            Floating Rate Notes:... 6                The date of this
Events of Default.................. 6          prospectus is April 10, 2001
     Modification of Indenture..... 7
     Consolidation, Merger or Sale. 7
     Legal Defeasance.............. 7
     Covenant Defeasance........... 7
     Governing Law................. 8
     Concerning the Trustee........ 8
PLAN OF DISTRIBUTION............... 8
     By Agents..................... 8
     By Underwriters............... 8
     Direct Sales.................. 8
     General Information........... 8
LEGAL OPINIONS..................... 8
EXPERTS............................ 9



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution.*


Securities and Exchange Commission Filing Fees....................$    137,500
Printing Registration Statement, Prospectus, etc..................      30,000
Independent Auditors' fees........................................      30,000
Charges of Trustee (including counsel fees).......................      16,000
Legal fees........................................................     160,000
Rating Agency fees................................................     220,000
Miscellaneous expenses............................................      25,000
                                                                   -----------
     Total........................................................$    618,500
                                                                  ============

* ....Estimated, except for filing fees.


Item 15.  Indemnification of Directors and Officers.

      Section 23-1-37-8 of the Indiana Code provides that an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed that, in the case of conduct in the individual's official capacity with the corporation, his or her conduct was in the best interests of the corporation and, in all other cases, his or her conduct was at least not opposed to the best interests of the corporation and (iii) in the case of a criminal proceeding, that the director either had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that such conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the required standard of conduct. Section 23-1-37-9 requires a corporation, unless limited by its articles of incorporation, to indemnify a director who has been wholly successful on the merits or otherwise in the defense of a proceeding against reasonable expenses (including counsel fees) so incurred. Section 23-1-37-10 authorizes a corporation to pay for or reimburse the reasonable expenses (including counsel fees) incurred by a director in advance of final disposition of a proceeding upon: (1) a determination that, in light of the facts then known, indemnification is permissible; (2) receipt by the corporation of a written affirmation by the director of his or her good faith belief that the required standard of conduct has been met; and (3) receipt by the corporation of a written undertaking by the director to repay any such advance if it is ultimately determined that the director did not meet the required standard of conduct.

      Pursuant to Section 23-1-37-11, a director may apply for indemnification to a court of competent jurisdiction. Pursuant to Section 23-1-37-13, an officer is entitled to mandatory indemnification under Section 23-1-37-9 and to apply for court-ordered indemnification under Section 23-1-37-11 to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. Pursuant to Section 23-1-37-14, a corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation, whether or not the corporation would have power by statute to indemnify the individual against the same liability. Section 23-1-37-15 provides that the statutory provisions do not exclude any other rights to indemnification and advance for expenses that a person may otherwise have. The by-laws of the Company provide for the indemnification of directors and officers of the Company to the full extent permitted by the Indiana Code.

      The above is a general summary of certain provisions of the Company's by-laws and of the Indiana Code and is subject in all respects to the specific and detailed provisions of the Company's by-laws and the Indiana Code.

      Reference is made to the Selling Agency Agreement and the Underwriting Agreement, filed as Exhibits 1(a) and 1(b) hereto, which provides for indemnification, under certain circumstances, of the Company, certain of its directors and officers, and persons who control the Company.

      The Company maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Item 16.  Exhibits.

      Reference is made to the information contained in the Exhibit Index filed as a part of this Registration Statement.

Item 17.    Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of unsecured notes offered (if the total dollar value of unsecured notes offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the unsecured notes offered, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the State of Indiana, the registrant's by-laws or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the unsecured notes, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

      (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (7) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 10th day of April, 2001.

                  ......            INDIANA MICHIGAN POWER COMPANY

                  ......            E. Linn Draper, Jr.*
                  ......            Chairman of the Board and
                  ......            Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                   Title                   Date

(i)     Principal Executive
          Officer                    Chairman of the
                                 Board and Chief
        E. Linn Draper, Jr.*        Executive Officer         April 10, 2001

(ii)    Principal Financial
          Officer:
                                       Treasurer
          /s/  Armando A. Pena                                April 10, 2001
        ----------------------------
        Armando A. Pena

(iii)   Principal Accounting
          Officer:
                                    Deputy Controller
             /s/  L. V. Assante                               April 10, 2001
        ------------------------------
        L. V. Assante

(iv)    A Majority of the
          Directors:

        K. G. Boyd*
        E. Linn Draper, Jr.*
        Henry W. Fayne*
        Wm. J. Lhota*
        Susanne M. Moorman
        John R. Sampson
        Thomas V. Shockley, III
        Jackie S. Siefker
        D. B. Synowiec*
        Susan Tomasky
        J. H. Vipperman*
        W. E. Walters*                                        April 10, 2001


*By /s/ Armando A. Pena
   ---------------------------
(Armando A. Pena, Attorney-in-Fact)

                                 EXHIBIT INDEX

        Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. ss.201.24 and ss.230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

Exhibit No.       Description

* 1(a)        --  Proposed Selling Agency Agreement for the unsecured notes.

* 1(b)        --  Proposed Underwriting Agreement for the unsecured notes.

  4(a)        --  Indenture,  dated as of  October 1,  1998,  between  the
                  Company and The Bank of New York, as Trustee for the unsecured notes. [Registration Statement on Form S-3 dated
                  October 6, 1999, File No. 333-88523,  Exhibit 4(a), 4(b) and
                  4(c)].

* 4(b)        --  Copy of  Company  Order and  Officer's  Certificate,
                  dated November 23, 1999, establishing certain terms of the Floating Rate Notes, Series A, due 2000.

* 4(c)        --  Copy of  Company  Order and  Officers'  Certificate,
                  dated August 31, 2000, establishing certain terms of the Floating Rate Notes, Series B, Due 2002.

* 4(d)        --  Proposed form of Company Order for the unsecured notes.

* 5           --  Opinion of Simpson Thacher & Bartlett with respect to the unsecured notes.

 12           --  Statement re Computations of Ratios  [Annual  Report on Form
                  10-K of the Company for the period ended December 31, 2000, File No. 1-3570, Exhibit 12].

*23(a)        --  Consent of Deloitte & Touche LLP.

 23(b)        --  Consent of Simpson Thacher & Bartlett (included in Exhibit 5).

*24           --  Powers of Attorney  and resolutions of the Board of Directors of the Company.

*25           --  Form T-1 re eligibility  of The  Bank  of New  York to act as
                  Trustee under the Indenture.